Exhibit 5.1

June 25, 2021

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Re:    Royal Caribbean Cruises Ltd. Registration Statement on Form S-8

Dear Sir or Madam:

As Senior Vice President, Chief Legal Officer and Secretary of Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), I have participated in the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of 1,500,000 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), to be offered to participants in the Royal Caribbean Cruises Ltd. 1994 Employee Stock Purchase Plan, as amended on June 2, 2021 (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In furnishing this opinion, and in my capacity as an attorney admitted to practice law in the State of New York and as authorized house counsel in the State of Florida, I have examined copies of the Registration Statement, the Articles of Incorporation and By-laws of the Company, as amended to date, the Plan, and such other papers, documents and certificates of public officials as I have deemed necessary and relevant to provide a basis for the opinions set forth below. In making such examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

This opinion is limited to the laws of the Republic of Liberia. In rendering this opinion, I have relied solely upon the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised, effective January 3, 1977, as amended), as contained in pamphlets and materials delivered to me by Liberian International Ship & Corporate Registry, LLC which, according to Liberian International Ship & Corporate Registry, LLC remains, to the best of their knowledge, in effect on the date hereof.

On the basis of and subject to the foregoing, I am of the opinion that the Shares, if and when issued in accordance with the terms of the Plan and upon payment for the Shares in accordance with the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. I do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to my attention.

Very truly yours,

/s/ R. ALEXANDER LAKE

R. Alexander Lake
Senior Vice President, Chief Legal Officer and Secretary

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